Exhibit 99.1
www.angieslist.com

Angie's List Reports Second Quarter 2014 Results

•	Gross member additions of approximately 399,000 at an average cost per acquisition of $90

•	Revenue of $78.9 million, representing a 33% increase over the prior year quarter

•	Cash provided by operations of $2.6 million and $17.5 million, respectively, for the three and six month periods ended June 30, 2014

INDIANAPOLIS — July 23, 2014 — Angie’s List, Inc. (NASDAQ: ANGI) announced today second quarter 2014 financial results for the quarter ended June 30, 2014.
“We reported solid results for the second quarter while continuing to invest in our marketplace,” said Angie’s List CEO Bill Oesterle. “We increased marketing spend during a seasonally strong period and had a record quarter in gross new member additions, which we believe reflects the continued resonance of our value proposition. While revenue growth in e-commerce was lower than expected, we continued to make progress against our strategy of enabling service providers and populating their stores with offers. We expect significant improvement in margin in the second half of the year and continue to see compelling opportunities for growth.”

Key Operating Metrics

Three months ended	6/30/14	6/30/13	Change
Total paid memberships (end of period)	2,838,863	2,162,601	31%
Gross paid memberships added (in period)	398,812	347,342	15%
Marketing cost per paid membership acquisition (in period)	$90	$80	13%
First-year membership renewal rate (in period)	74%	75%	(1.0) pts
Average membership renewal rate (in period)	77%	78%	(1.0) pts
Participating service providers (end of period)	51,076	42,452	20%
Total service provider contract value (end of period, in thousands)	$224,171	$165,566	35%

Six months ended	6/30/14	6/30/13	Change
Gross paid memberships added (in period)	685,438	622,238	10%
Marketing cost per paid membership acquisition (in period)	$87	$77	13%
First-year membership renewal rate (in period)	73%	75%	(2.0) pts
Average membership renewal rate (in period)	77%	77%	flat

Market Cohort Analysis
“Our performance by cohort highlights the continued strength of our business model," continued Oesterle. "Membership growth rates remain strong, even in our oldest cohorts, and we grew penetration in every cohort during the second quarter."

Cohort	# of Markets	Average Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Average Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate*	Annual Membership Growth Rate
Pre-2003	10	$6,990,903	$36.23	$110.60	$1,500,899	534,416	13.6%	28%
2003-2007	35	5,129,500	32.08	100.02	1,580,604	1,542,153	10.7%	31%
2008-2010	103	316,235	16.70	39.86	216,490	648,226	11.1%	29%
Post 2010	105	34,387	12.31	27.91	62,623	114,068	6.6%	74%
Total	253					2,838,863
Cohort table presents financial and operational data for the twelve months ended June 30, 2014.

* Demographic information used in penetration rate calculations is based on a third-party study we commissioned in June 2014. According to the study, the number of U.S. households in our target demographic was 29 million.

Second Quarter Results
Total revenue for the second quarter of 2014 was $78.9 million, an increase of 33 percent compared to the prior year period. Membership revenue in the second quarter of 2014 was $18.5 million, an increase of 16 percent compared to the prior year period. Service provider revenue remains the largest and fastest growing component of total revenue at $60.4 million for the quarter, representing a 39 percent growth rate year over year. Service provider revenue includes revenue from advertising contracts and fees from e-commerce transactions. Advertising revenue was $52.6 million in the second quarter of 2014, an increase of 37 percent compared to the prior year period, and e-commerce revenue was $7.8 million, an increase of approximately 57 percent year over year.
Marketing expense increased 28 percent, or $8.0 million, compared to the prior year period. Net loss for the quarter was $18.4 million, with selling expense of $30.3 million and marketing expense of $35.9 million, compared to a net loss of $14.3 million, with selling expense of $22.0 million and marketing expense of $28.0 million, in the prior year period. Adjusted EBITDA loss, a non-GAAP financial measure, was $14.9 million for the period as compared to a loss of $11.7 million achieved in the prior year period.
Cash provided by operations for the second quarter was approximately $2.6 million. At June 30, 2014, the balance of cash, cash equivalents and investments was $57.1 million.

Business Outlook
The Company’s financial and operating expectations for the third quarter of 2014 are as follows:

•	Total revenue of $80.5 million to $82.5 million.

•	Marketing expense of $20 million to $23 million.

The Company expects to generate positive adjusted EBITDA for the full year 2014.

Conference Call Information
The Company will host a conference call on July 23, 2014 at approximately 4:30 PM (ET) / 1:30 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 71614798 through July 29, 2014.
Live audio webcast of the presentation will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.

About Angie’s List
Angie’s List helps facilitate happy transactions between more than 2.8 million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of authentic reviews of local service, Angie's List connects consumers directly to its online marketplace of services from member-reviewed providers, and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than Angie’s List. Angie’s List has provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.
Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.
CONTACT:
Leslie Arena            Cheryl Reed
Investor Relations            Public Relations
317-808-4527            317-396-9134
lesliea@angieslist.com        cherylr@angieslist.com

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and cash equivalents	$35,866	$34,803
Restricted cash	50	50
Short-term investments	21,188	21,055
Accounts receivable, net	13,110	12,385
Prepaid expenses and other current assets	18,342	13,651
Total current assets	88,556	81,944
Property, equipment and software, net	34,789	18,657
Goodwill	1,145	1,145
Amortizable intangible assets, net	3,372	3,500
Other assets, noncurrent	518	397
Total assets	$128,380	$105,643

Liabilities and stockholders’ deficit
Accounts payable	$20,858	$6,838
Accrued liabilities	40,716	21,770
Deferred membership revenue	36,314	35,560
Deferred advertising revenue	45,392	39,448
Current portion of obligations under leases	196	—
Total current liabilities	143,476	103,616
Long-term debt, including accrued interest	14,943	14,918
Deferred membership revenue, noncurrent	4,949	4,909
Deferred advertising revenue, noncurrent	495	521
Obligations under leases	407	—
Other liabilities, noncurrent	710	169
Total liabilities	164,980	124,133
Stockholders’ deficit:
Common stock	67	67
Additional paid-in-capital	261,534	257,505
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(274,482)	(252,343)
Total stockholders’ deficit	(36,600)	(18,490)
Total liabilities and stockholders’ deficit	$128,380	$105,643

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue
Membership	$18,516	$15,911	$36,816	$30,548
Service provider	60,380	43,304	114,737	80,838
Total revenue	78,896	59,215	151,553	111,386
Operating expenses
Operations and support	13,746	10,104	25,294	18,402
Selling	30,278	21,977	56,400	41,622
Marketing	35,920	27,959	59,401	47,681
Product and technology	8,090	6,904	15,547	12,499
General and administrative	9,085	6,126	16,441	12,506
Total operating expenses	97,119	73,070	173,083	132,710
Operating loss	(18,223)	(13,855)	(21,530)	(21,324)
Interest expense, net	118	464	579	927
Loss before income taxes	(18,341)	(14,319)	(22,109)	(22,251)
Income tax expense	15	15	30	30
Net loss	$(18,356)	$(14,334)	$(22,139)	$(22,281)
Net loss per common share — basic and diluted	$(0.31)	$(0.25)	$(0.38)	$(0.38)
Weighted average common shares outstanding — basic and diluted	58,515	58,150	58,503	58,050

Non-cash stock-based compensation
Operations and support	$12	$17	$25	$33
Selling	79	26	183	51
Product and technology	242	148	451	363
General and administrative	1,662	977	2,869	1,543
Total non-cash stock-based compensation	$1,995	$1,168	$3,528	$1,990

Reconciliation of net loss (unaudited) to adjusted EBITDA (loss)
Net loss	$(18,356)	$(14,334)	$(22,139)	$(22,281)
Income tax expense	15	15	30	30
Interest expense, net	118	464	579	927
Depreciation and amortization	1,348	982	2,568	1,824
Non-cash stock-based compensation	1,995	1,168	3,528	1,990
Adjusted EBITDA (loss)	$(14,880)	$(11,705)	$(15,434)	$(17,510)

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2014	2013
	(Unaudited)
Operating activities
Net loss	$(22,139)	$(22,281)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,568	1,824
Amortization of debt discount, deferred financing fees and bond premium	215	302
Non-cash compensation expense	3,528	1,990
Changes in certain assets:
Accounts receivable	(725)	(2,782)
Prepaid expenses and other current assets	(4,691)	2,448
Changes in certain liabilities:
Accounts payable	12,185	3,017
Accrued liabilities	19,866	14,218
Deferred advertising revenue	5,918	9,292
Deferred membership revenue	794	6,185
Net cash provided by operating activities	17,519	14,213

Investing activities
Purchase of investments	(11,524)	(17,535)
Sale of investments	11,080	7,435
Property, equipment and software	(7,531)	(3,575)
Capitalized website and software development costs	(8,220)	—
Intangible assets	(745)	(441)
Net cash used in investing activities	(16,940)	(14,116)

Financing activities
Proceeds from exercise of stock options	501	3,109
Payments on capital lease obligations	(17)	—
Net cash provided by financing activities	484	3,109
Net increase in cash and cash equivalents	$1,063	$3,206
Cash and cash equivalents, beginning of period	34,803	42,638
Cash and cash equivalents, end of period	$35,866	$45,844